CUSIP No. 81424D109                                           Page 1 of 10 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)


                        SECURITY FINANCIAL BANCORP, INC.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    81424D109
                                 (CUSIP Number)

                               Phillip M. Goldberg
                                 Foley & Lardner
                                  One IBM Plaza
                             330 North Wabash Avenue
                                   Suite 3300
                             Chicago, Illinois 60611
                                 (312) 755-1900
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 28, 2001
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

CUSIP No. 81424D109                                           Page 2 of 10 Pages

================================================================================
   1      NAME OF REPORTING PERSON

          Financial Edge Fund, L.P.
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|X|
                                                                       (b)[ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS

          WC, OO
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER

        SHARES              0

     BENEFICIALLY        8  SHARED VOTING POWER

       OWNED BY             166,900

         EACH            9  SOLE DISPOSITIVE POWER

      REPORTING             0

        PERSON           10 SHARED DISPOSITIVE POWER

         WITH               166,900

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          166,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================

CUSIP No. 81424D109                                           Page 3 of 10 Pages

================================================================================
   1      NAME OF REPORTING PERSON

          Financial Edge--Strategic Fund, L.P.
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|X|
                                                                       (b)[ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS

          WC, OO
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER

        SHARES              0

     BENEFICIALLY        8  SHARED VOTING POWER

       OWNED BY             166,900

         EACH            9  SOLE DISPOSITIVE POWER

      REPORTING             0

        PERSON           10 SHARED DISPOSITIVE POWER

         WITH               166,900

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          166,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================

CUSIP No. 81424D109                                           Page 4 of 10 Pages

================================================================================
   1      NAME OF REPORTING PERSON

          PL Capital, LLC
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|X|
                                                                       (b)[ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS

          WC, OO
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER

        SHARES              0

     BENEFICIALLY        8  SHARED VOTING POWER

       OWNED BY             166,900

         EACH            9  SOLE DISPOSITIVE POWER

      REPORTING             0

        PERSON           10 SHARED DISPOSITIVE POWER

         WITH               166,900

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          166,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
================================================================================

CUSIP No. 81424D109                                           Page 5 of 10 Pages

================================================================================
   1      NAME OF REPORTING PERSON

          Richard J. Lashley
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|X|
                                                                       (b)[ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS

          AF
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER

        SHARES              1,000

     BENEFICIALLY        8  SHARED VOTING POWER

       OWNED BY             166,900

         EACH            9  SOLE DISPOSITIVE POWER

      REPORTING             1,000

        PERSON           10 SHARED DISPOSITIVE POWER

         WITH               166,900

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          167,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
================================================================================

CUSIP No. 81424D109                                           Page 6 of 10 Pages

================================================================================
   1      NAME OF REPORTING PERSON

          John Wm. Palmer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|X|
                                                                       (b)[ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS

          AF, PF
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                               [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
      NUMBER OF          7  SOLE VOTING POWER

        SHARES              1,100

     BENEFICIALLY        8  SHARED VOTING POWER

       OWNED BY             166,900

         EACH            9  SOLE DISPOSITIVE POWER

      REPORTING             1,100

        PERSON           10 SHARED DISPOSITIVE POWER

         WITH               166,900

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          168,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.7%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
================================================================================

CUSIP No. 81424D109                                           Page 7 of 10 Pages


          This is Amendment No. 4 to a Schedule 13D filed jointly by Financial Edge Fund, L.P., a Delaware limited partnership ("Financial Edge Fund"), Financial Edge - Strategic Fund, L.P., a Delaware limited partnership ("Financial Edge Strategic"), PL Capital, LLC ("PL Capital"), John W. Palmer and Richard J. Lashley (as earlier amended, the "Original 13D").

          This Schedule 13D relates to the common stock, $.01 par value of Security Financial Bancorp, Inc. (the "Company"). The address of the principal executive offices of the Company is 9321 Wicker Avenue, St. John, Indiana 46373. The joint filing agreement of the members of the Group is attached as Exhibit 1. The following items in the Original 13D are amended to read in their entirety as follows:

Item 5.   Interest in Securities of the Company

          The percentages used in this Schedule 13D are calculated based upon the number of outstanding shares of Common Stock, 1,938,460, reported as the number of outstanding shares as of May 1, 2001, on a Form 10-QSB filed on May 15, 2001. All purchases and sales of Common Stock reported herein were made in open market transactions on the Nasdaq National Market System. Members of the Group collectively beneficially own an aggregate of 169,000 shares of the Company.

(A)  Financial Edge Fund

     (a)-(b) See cover page.

     (c) Financial Edge Fund has made no purchases of Common Stock in the last 60 days.

     (d) Because they are the Managing Members of PL Capital, the general partner of Financial Edge Fund, Mr. Palmer and Mr. Lashley have the power to direct the affairs of Financial Edge Fund, including the voting and disposition of shares of Common Stock held in the name of Financial Edge Fund. Therefore, Mr. Palmer and Mr. Lashley are deemed to share voting and disposition power with Financial Edge Fund with regard to those shares of Common Stock.

(B)  Financial Edge Strategic

     (a)-(b) See cover page.

     (c) Financial Edge Strategic has made no purchases or sales of Common Stock in the last 60 days.

     (d) Because they are the Managing Members of PL Capital, the general partner of Financial Edge Strategic, Mr. Palmer and Mr. Lashley have the power to direct the affairs of Financial Edge Strategic, including the voting and disposition of

CUSIP No. 81424D109                                           Page 8 of 10 Pages


          shares of Common Stock held in the name of Financial Edge Strategic. Therefore, Mr. Palmer and Mr. Lashley are deemed to share voting and disposition power with Financial Edge Strategic with regard to those shares of Common Stock.

(C)  PL Capital

     (a)-(b) See cover page.

     (c)  PL Capital has made no purchases or sales of Common Stock.

     (d) Because they are the Managing Members of PL Capital, Mr. Palmer and Mr. Lashley have the power to direct the affairs of PL Capital. PL Capital is the general partner of Financial Edge Fund and Financial Edge Strategic. Therefore, PL Capital may be deemed to share with Mr. Palmer and Mr. Lashley voting and disposition power with regard to the shares of Common Stock held by Financial Edge Fund and Financial Edge Strategic.

(D)  Mr. John Palmer

     (a)-(b) See cover page.

     (c) On June 26, 2001, Mr. Palmer, as a director of the Company in accordance with the Company's practices, was awarded 1,000 shares of Common Stock, pursuant to the Company's 2000 Stock-Based Incentive Plan. Such shares vest over five years; however, Mr. Palmer currently has voting power over all such shares.

(E)  Mr. Richard Lashley

     (a)-(b) See cover page.

     (c) On June 26, 2001, Mr. Lashley, as a director of the Company in accordance with the Company's practices, was awarded 1,000 shares of Common Stock, pursuant to the Company's 2000 Stock-Based Incentive Plan. Such shares vest over five years; however, Mr. Lashley currently has voting power over all such shares.

CUSIP No. 81424D109                                           Page 9 of 10 Pages



                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 28, 2001

                                    FINANCIAL EDGE FUND, L.P.

                                    By: PL CAPITAL, LLC
                                        General Partner

                                    By:    /s/ John Palmer   /s/ Richard Lashley
                                           John Palmer       Richard Lashley
                                           Managing Member   Managing Member

                                    FINANCIAL EDGE - STRATEGIC FUND, L.P.

                                    By: PL CAPITAL, LLC
                                        General Partner

                                    By:    /s/ John Palmer   /s/ Richard Lashley
                                           John Palmer       Richard Lashley
                                           Managing Member   Managing Member


                                    PL CAPITAL, LLC

                                    By:    /s/ John Palmer   /s/ Richard Lashley
                                           John Palmer       Richard Lashley
                                           Managing Member   Managing Member


By:  /s/ John Palmer                    By:  /s/ Richard Lashley
     John Palmer                             Richard Lashley